Exhibit 3(ii)

Section 3.09    Board Committees.    There may be an Audit Committee, a Compensation Committee, a Nominating/Governance Committee and an Executive Committee, each consisting of not less than three directors appointed by the board, each of which Committees may meet from time to time on notice to all members thereof by any member thereof. Such Committees shall keep regular minutes of their proceedings and report the same to the board.

(a)      Audit Committee.    The Audit Committee shall have such powers and perform such functions as are customarily performed by audit committees of publicly owned corporations including but not limited to such powers and functions as may be prescribed by applicable rules or requirements of the Securities and Exchange Commission or other governmental regulatory body or of any stock exchange on which securities of the corporation are listed. Without limiting the generality of the preceding sentence, the Audit Committee shall have supervisory authority over the corporation’s Compliance and Ethics Program including the right to require periodic reports from the officer in charge of that Program and to make recommendations to the board and/or the chief executive officer with respect to such Program.

(b)      Compensation Committee.    The Compensation Committee shall have the power and duty to fix the compensation of the Elected Officers (as defined in Section 4.01(a) (i) hereof) and to authorize and approve the making of employment contracts between the corporation and its Elected Officers and shall have such other powers and duties as may be assigned to it by resolution of the board of directors. Effective November 21, 1995, the Compensation Committee shall also have, with respect to each Stock Option Plan of the corporation, the powers and duties which, by the terms of such Plan, are delegated to and imposed upon the Committee administering such Plan, irrespective of whether the Plan denominates such Committee as the Stock Option Committee or the Compensation Committee. In addition, any Management Employee Benefit Plan (as hereinafter defined) which would otherwise require board of director approval (“otherwise” meaning by virtue of a legal requirement imposed by or arising from any source other than these by-laws) shall be within the jurisdiction of the Compensation Committee; the adoption, amendment or termination of any such plan shall require the approval of the Compensation Committee and, except as limited by Business Corporation Law § 712 or any other statutory or regulatory provision, action by the Compensation Committee shall be deemed action by the board of directors for all purposes. As used herein, the term “Management Employee Benefit Plan” shall mean any employee benefit plan or arrangement as to which Elected Officers and Operating Committee Members (as those terms are defined in Section 4.01 (a)(i) and (ii)) collectively constitute 15% or more of those eligible to participate in or under such plan or arrangement.

(c)      Nominating/Governance Committee.    The Nominating/Governance Committee shall have the power and duty to develop policy on the size and composition of the board of directors and criteria for director nomination, to establish procedures for the nomination process, to identify and recommend candidates for election to the board of directors, and to evaluate participation and contribution of current board members. The Committee shall also have the power and duty to study and make recommendations to the board and/or management with respect to corporate governance issues, including (i) the organization, practices and performance of the board and its committees, including the board meeting schedule, its agenda and the information furnished to the board, and (ii) the performance of directors in both their board and any executive capacity with the company, as well as the corporation’s executive resources and management development and succession plans. The Committee shall also have the authority to identify, evaluate and monitor significant public policy issues, to review the corporation’s policies and practices with respect to such issues to ensure that they are consistent with its social responsibility and to recommend to the full board policies and strategies concerning such issues. The Committee shall report to the board periodically on its work and its recommendations to the board and management arising therefrom. The Committee shall also have such other powers and duties as shall be assigned to it by resolution of the board from time to time.

(d)      Executive Committee.    The executive committee may consult with and advise the officers of the corporation in the management of its business and, when the board of directors is not in session, shall have all the authority of the board, except with respect to those matters as to which Section 712 of the Business Corporation Law withholds authority from any committee of the board. It may meet from time to time on notice to all by any one of their own number.